NEWS

For Immediate release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Planned 1-For-10 Reverse Stock Split

Menomonee Falls, Wis., November 17, 2011 - Magnetek, Inc. (“Magnetek” or the “Company”) announced today that its Board of Directors has approved a 1-for-10 reverse split of its common stock. As previously disclosed in the Form 8-K filed November 10, 2011, the Company's stockholders approved an amendment to Magnetek's Restated Certificate of Incorporation to effect a reverse stock split of its common stock at any whole number ratio between 1-for-2 and 1-for-10, with the final decision to be determined by the Company's Board of Directors in its discretion, but not later than December 31, 2012.

Magnetek currently intends for the reverse stock split to become effective after the close of trading on Friday, December 2, 2011. The Company's common stock is expected to begin trading on a split adjusted basis on the New York Stock Exchange (“NYSE”) at the opening of trading on Monday, December 5, 2011, subject to the final determination of the NYSE. Magnetek's common stock will continue trading on the NYSE under its ticker symbol “MAG” but the Company will trade under a new CUSIP number.

“The reverse stock split is a first step toward regaining compliance with the $1 minimum share price requirement of the NYSE. It also puts us in a position to apply for a listing on an alternative national exchange if we so choose, and could ultimately broaden our appeal to customers, suppliers, and certain institutional investors,” said Marty Schwenner, Magnetek's chief financial officer.

As a result of the reverse stock split, every 10 shares of Magnetek's pre-reverse split common stock will be combined and reclassified into 1 share of its common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu of such fractional share from the Company's transfer agent, American Stock Transfer & Trust Company, LLC (“AST”). The amount of the cash payment will be determined based on the following formula: x) the fractional share amount multiplied by y) the product of (i) the average of the high and low trading prices of the common stock as reported on the NYSE during each of the ten trading days immediately preceding December 2, 2011 and (ii) 10. Receipt of the cash payment is conditional upon submission of a letter by the Company's stockholders to AST and, where shares are held in certificated form, the surrender of all old certificate(s).

AST will send instructions to stockholders of record regarding the exchange of certificates for common stock and the process for receiving a cash payment in lieu of fractional shares.

About Magnetek, Inc.
Magnetek, Inc. provides digital power and motion control systems used in overhead material handling, elevator, and energy delivery applications. The Company is North America's largest supplier of digital drive systems for industrial cranes, hoists, and monorails. Magnetek provides Energy Engineered® drives, radio remote controls, motors, and braking and collision avoidance subsystems to North America's foremost overhead material handling crane builders. The Company is also the world's largest independent builder of highly integrated digital motion control systems for high-rise, high-speed elevators. In energy delivery, Magnetek develops and markets digital power inverters that connect renewable energy sources to the utility grid, and is a leading independent supplier of digital motion control systems for underground coal mining applications. Magnetek is headquartered in Menomonee Falls, Wis., in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., and Canonsburg, Pa., as well as Menomonee Falls.

Special Note Regarding Online Availability of Magnetek Releases and Filings

All Magnetek financial news releases and filings with the Security and Exchange Commission (“SEC”) are posted to the Magnetek website. Material and financial releases as well as SEC filings are available at www.magnetek.com. Automatic email alerts for these postings are available from the Investor Relations section of the site. Corporate and general releases as well as product information are also available at www.magnetek.com.

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.